Exhibit 18

Preferability Letter from Independent Registered Public Accounting Firm

March 7, 2011

Board of Directors

IPC The Hospitalist Company, Inc.

4605 Lankershim Blvd., Suite 617

North Hollywood, California 91602

Dear Board Members:

Note 1 of Notes to the Consolidated Financial Statements of IPC The Hospitalist Company, Inc. (the “Company”) included in its Form 10-K for the year ended December 31, 2010 describes a change in the method of accounting for the Company’s annual goodwill and indefinite-lived intangible asset impairment assessment from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining a ‘preferable’ date for the annual goodwill and indefinite lived intangible asset impairment assessment based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ ERNST & YOUNG LLP